UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 17, 2015 (November 12, 2015)

OneMain Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36129	27-3379612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 N.W. Second Street, Evansville, Indiana 47708
(Address of principal executive offices) (Zip Code)
(812) 424-8031
(Registrant’s telephone number, including area code)
Springleaf Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 15, 2015 (the “Closing Date”), pursuant to the Stock Purchase Agreement, dated as of March 2, 2015 (the “Stock Purchase Agreement”), by and between OneMain Holdings, Inc. (formerly, Springleaf Holdings, Inc.) (the “Company”) and CitiFinancial Credit Company (the “Seller”), the Company, through a wholly-owned subsidiary, Independence Holdings, LLC, completed its previously announced acquisition of OneMain Financial Holdings, LLC (the successor to OneMain Financial Holdings, Inc.) (“OneMain”) from the Seller (the “OneMain Acquisition”) for $4,493,290,609 in cash after accounting for certain estimated adjustments at closing. OneMain is a leading consumer finance company in the United States, providing personal loans to primarily middle income households through a national, community based network of 1,139 branches as of September 30, 2015, serving approximately 1.3 million customer accounts across 43 states.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 3, 2015 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of the Closing Date, OneMain became an indirect wholly-owned subsidiary of the Company. A description of OneMain’s indebtedness follows:

Securitization Financings

On April 17, 2014, OneMain completed its initial securitization transaction in which OneMain Financial Issuance Trust 2014-1, a wholly owned special purpose entity of OneMain, issued fixed-rate funding notes with an initial principal balance of $760 million. The notes mature in June 2024 and have a twenty-three month revolving period. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $995 million as of November 13, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 13, 2015, the weighted average interest rate for the notes was 2.57%.

On July 30, 2014, OneMain completed a securitization transaction in which the OneMain Financial Issuance Trust 2014-2, a wholly owned special purpose vehicle of OneMain, issued fixed-rate funding notes with an initial principal balance of $1.2 billion. The notes mature in September 2024 and have a twenty-three month revolving period. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.3 billion as of November 13, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 13, 2015, the weighted average interest rate for the notes was 3.09%.

On February 5, 2015, OneMain completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-1, a wholly owned special purpose vehicle of OneMain, issued fixed-rate funding notes with an initial principal balance of $1.2 billion. The notes mature in March 2026 and have a thirty-five month revolving period. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.4 billion as of November 13, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 13, 2015, the weighted average interest rate for the notes was 3.88%.

On May 21, 2015, OneMain completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-2, a wholly owned special purpose vehicle of OneMain, issued fixed-rate funding notes with an initial principal balance of $1.3 billion. The notes mature in July 2025 and have a twenty-three month revolving period. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.3 billion as of November 13, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 13, 2015, the weighted average interest rate for the notes was 3.25%.

On September 29, 2015, OneMain completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-3, a wholly owned special purpose vehicle of OneMain, issued fixed-rate funding notes with an initial principal balance of $293 million. The notes mature in November 2028 and have a fifty-nine month revolving period. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $325 million as of November 13, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 13, 2015, the weighted average interest rate for the notes was 4.31%.

6.75% Notes and 7.25% Notes

On December 11, 2014, OneMain and certain of its subsidiaries entered into an indenture (the “OneMain Indenture”), among OneMain, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with OneMain’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 (the “2019 Notes”), and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (the “2021 Notes”, and, together with the 2019 Notes, the “Notes”). The Notes are OneMain’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. The 2019 Notes mature on December 15, 2019 and bear interest at a fixed rate of 6.75% per annum. The 2021 Notes mature on December 15, 2021 and bear interest at a fixed rate of 7.25% per annum. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year beginning on June 15, 2015. The proceeds were used to repay debt owed to Citigroup Inc., the indirect former owner of OneMain.

The OneMain Indenture contains restrictive covenants that limit, among other things, OneMain’s ability and the ability of most of its subsidiaries to incur additional debt; create liens securing certain debt; pay dividends on or make distributions in respect of its capital stock or make investments or other restricted payments; create restrictions on the ability of its restricted subsidiaries to pay dividends to OneMain or make certain other intercompany transfers; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. The OneMain Indenture also contains customary events of default which would permit the trustee or the holders of the Notes to declare the Notes to be immediately due and payable if not cured within applicable grace periods, including the nonpayment of principal, interest or premium, if any, when due; violation of covenants and other agreements contained in the OneMain Indenture; payment default after final maturity or cross acceleration of certain material debt; certain bankruptcy and insolvency events; material judgment defaults; and the failure of any guarantee of the notes, other than in accordance with the terms of the OneMain Indenture or such guarantee.

The OneMain Indenture also includes a change of control repurchase provision pursuant to which if (x) a change of control of OneMain occurs and (y) both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”) downgrade or withdraw the ratings of a specific series of Notes attributable to such change of control, OneMain is required to offer to purchase all of such series of Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of holders of such series of Notes of record on the relevant record date to receive interest due on the relevant interest payment date. The closing of the OneMain Acquisition resulted in a change of control of OneMain under the OneMain Indenture and S&P has downgraded the rating of the Notes following the closing of the OneMain Acquisition. However, Moody’s affirmed the rating of the Notes and therefore the change of control repurchase provision has not been triggered.

Warehouse Facility

On February 3, 2015, OneMain entered into a $3 billion revolving warehouse facility backed by personal loans. The objective of the warehouse facility is to provide a bridge to future term securitizations and to provide liquidity to fund new originations.

The facility has a securitization structure whereby OneMain Financial Warehouse Trust, a wholly owned statutory trust, has issued variable funding notes that are secured by personal loans to a number of financial institutions, which may from time to time include asset-backed commercial paper conduits administered by certain of these financial institutions. From time to time during the revolving period of the facility, OneMain may sell personal loans originated by its subsidiaries into the warehouse facility and the issuer may draw advances against the value of such personal loans, subject to meeting required overcollateralization levels. The lenders will make advances to the issuer against the notes on a revolving basis through December 31, 2017. The initial maximum principal balance of $3 billion will be reduced by $500 million on January 30, 2016 and by an additional $1 billion on January 30, 2017. The notes mature on January 18, 2025. Advances funded by commercial paper conduits through the issuance of promissory notes issued in the commercial paper market will bear interest at a rate equivalent to the weighted average annual rate of all commercial paper notes issued by such conduit purchaser to fund its advances, plus 2.15%. Advances funded by lenders that are not commercial paper conduits, or by commercial paper conduits funded through means other than the commercial paper market, will bear interest at a rate based on a formula using LIBOR, plus 2.15%. The interest rate may be increased under certain circumstances, including upon an event of default under the warehouse documentation, if the credit ratings of the notes are withdrawn or downgraded or upon the termination of the revolving period. The issuer must also pay facility, commitment, administrative and structuring fees in connection with the facility. During the revolving period, the outstanding note balance may be redeemed, in whole or in part, at OneMain’s option and the issuer may reborrow such redeemed amounts up to the maximum principal balance. The issuer may also reduce the maximum principal balance in whole or in part at any time. If any of OneMain’s subsidiaries acting as a servicer of the loans securing the notes breaches certain of its representations and warranties under the warehouse documentation, such servicer may be required to repurchase loans it has sold into the securitization.

Under the warehouse documentation, OneMain must (i) maintain minimum consolidated tangible shareholders’ equity of not less than $1 billion and (ii) not permit OneMain’s consolidated debt to tangible shareholders’ equity ratio to exceed 6 to 1 if a minimum draw condition exists. The warehouse documentation contains customary events of default that could result in the acceleration of payment of amounts owed to the lenders under the facility and early amortization events that could result in the inability to draw on the facility. The warehouse facility is not subject to scheduled amortization during the revolving period, but during the continuation of an early amortization event, all cash collections on the pool of personal loans backing the warehouse facility must be used to repay outstanding amounts due to the lenders. Such events include the failure to satisfy the financial covenants described above, payment defaults or acceleration events under OneMain’s other debt, and a change of control of OneMain (other than certain dispositions of OneMain by Citi, including the OneMain Acquisition). In addition, under the warehouse facility, a disposition by Citi of its interests in OneMain could constitute an event of default if OneMain does not deliver to the administrative agent thereunder certain financial statements within 120 days after the end of the fiscal quarter and fiscal year during which such disposition occurs. If an event of default occurs and continues, the notes issued under the indenture become immediately due and payable.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 16, 2015, the Company changed its name from “Springleaf Holdings, Inc.” to “OneMain Holdings, Inc.” (the “Company Name Change”) by amending its Restated Certificate of Incorporation. No other amendments were made to the Company’s Restated Certificate of Incorporation. The Certificate of Amendment to the Restated

Certificate of Incorporation of the Company is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 13, 2015, the Company issued a press release announcing the Settlement Agreement and the Purchase Agreement (each, as defined below in Item 8.01). The full text of the press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Item 7.01.

On November 16, 2015, the Company issued a press release announcing the Company Name Change and related matters. The full text of the press release is being filed herewith as Exhibit 99.2 and the information contained therein is incorporated by reference into this Item 7.01.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2 attached hereto, is being “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 8.01	Other Events.

DOJ Settlement Agreement

On November 13, 2015, the Company and certain of its subsidiaries (the “Branch Sellers”) entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) with the United States Department of Justice, as well as the state attorneys general for Colorado, Idaho, Pennsylvania, Texas, Virginia, Washington and West Virginia, with respect to the OneMain Acquisition. Pursuant to the Settlement Agreement, the Company agreed to divest 127 branches across eleven states as a condition for approval of the OneMain Acquisition. The Settlement Agreement requires the Company to operate these 127 branches as an ongoing, economically viable and competitive business until sold to the divestiture purchaser. The Company must also appoint a third-party monitor to oversee management of the divestiture branches and ensure the Company’s compliance with the terms of the Settlement Agreement.

Purchase and Sale Agreement

On November 12, 2015, the Company and the Branch Sellers entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Lendmark Financial Services, LLC (“Buyer”) in connection with and subject to the closing of the OneMain Acquisition. Under the terms and conditions of the Purchase Agreement, Buyer has agreed to (i) purchase 127 branches (the “Branches”) from the Branch Sellers, together with certain loans issued to Branch customers, the fixed non-information technology assets located at any such Branch and certain other Branch assets, and (ii) assume certain Branch liabilities (including the Branch Sellers’ obligations under certain Branch store leases) ((i) and (ii) collectively, the “Branch Sales”). The Branches are located in the states of Arizona, California, Colorado, Idaho, North Carolina, Ohio, Pennsylvania, Texas, Virginia, Washington and West Virginia. Under the Purchase Agreement, Buyer has agreed to, at or prior to the closing, offer employment, effective as of closing, to each of the employees of every purchased Branch.

The purchase price for the Branch Sales is equal to the sum of (i) the aggregate unpaid balance as of closing of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that has accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the closing, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing. As of September 30, 2015, the unpaid balance of the loans that would qualify as purchased loans under the Purchase Agreement was approximately $605,110,720. If the aggregate purchase price at closing would exceed $695,000,000, and Buyer is not able to obtain additional financing on specified terms to purchase loans above such price, then the parties will mutually agree to exclude loans from the sale in the amount necessary to reduce the purchase price to $695,000,000. The initial closing under the Purchase Agreement is expected to occur on or about April 1, 2016.

The Purchase Agreement contemplates a series of successive closings, with each closing (including the initial closing) being conditioned on the satisfaction or waiver of specified closing conditions, including (i) Buyer’s receipt of approvals from certain state regulatory authorities governing consumer lending required for Buyer’s purchase of the Branches (the “State Approvals”), (ii) the Company’s completion of certain loan servicing and administration information technology systems needed for the transition services to be provided by the Company to Buyer for operation of the Branches (the “IT System Preparation”), (iii) to the extent required under the terms of any assumed Branch store lease, the receipt of landlord consent to the assignment of such lease, and (iv) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s performance in all material respects of its obligations under the Purchase Agreement, (c) no court order, injunction or other judgment preventing the transactions contemplated by the Purchase Agreement, and (d) the absence of any material adverse effect with respect to the purchased Branch assets and assumed Branch liabilities to be conveyed at such closing, taken as a whole. The consummation of the Branch Sales is not subject to Buyer’s receipt of financing or approval by the shareholders of any party to the Purchase Agreement.

Each party has the right to terminate the Purchase Agreement if the Branch Sales are not consummated by August 3, 2016, which shall be extended to October 3, 2016 if the IT System Preparation or Buyer’s receipt of the State Approvals is not completed (provided that no party may terminate the Purchase Agreement if such party is then in material breach of the Purchase Agreement). If the Branch Sellers terminate the Purchase Agreement because Buyer (then being required to consummate the transactions contemplated by the Purchase Agreement) fails to so consummate such transactions solely due to the fact that the debt financing is not available, then the Branch Sellers would be entitled to a reverse termination fee from Buyer of $49,000,000 (or $63,000,000 if the Purchase Agreement is terminated as a result of willful and material breach by Buyer), such termination fee to be proportionately reduced following the initial closing, based on the unpaid balance of loans at the Branches that have been acquired by Buyer, in the event the Purchase Agreement is terminated after the initial closing.

The Purchase Agreement includes customary representations, warranties, covenants and agreements, including, among other things, covenants of each Branch Seller regarding the conduct of its business prior to the closing, mutual covenants regarding the use of each party’s reasonable best efforts to cause the conditions to closing of the Branch Sales to be consummated and mutual covenants regarding the use of reasonable best efforts by the parties to obtain regulatory approvals. The parties have also agreed to indemnify each other (subject to customary limitations) for certain losses relating to the Branch Sales.

Item 9.01	Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired

In accordance with paragraph 9.01(a)(4) of Form 8-K, the Company will file an amendment to this Current Report on Form 8-K containing the financial statements required by Item 9.01(a) not later than 71 calendar days after the date that the initial Current Report on Form 8-K was required to be filed.

(b)    Pro Forma Financial Information

In accordance with paragraph 9.01(b)(2) of Form 8-K, the Company will file an amendment to this Current Report on Form 8-K containing the financial statements required by Item 9.01(b) not later than 71 calendar days after the date that the initial Current Report on Form 8-K was required to be filed.

(d)     Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment, dated as of November 16, 2015, to the Restated Certificate of Incorporation of the Company
99.1	Press Release, dated November 13, 2015, announcing the DOJ Settlement Agreement and the Purchase Agreement
99.2	Press Release, dated November 16, 2015, announcing the Company Name Change

Forward-Looking Statements

This report and the exhibits hereto contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning the proposed Branch Sales and the timing of the closing thereof. These statements are based on the current expectations and beliefs of management and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The consummation of the proposed Branch Sales is subject to customary closing conditions and regulatory approvals some of which are beyond our control. Accordingly, no assurance can be given that the proposed Branch Sales will be completed on the contemplated terms or at all and you should not place undue reliance on any forward-looking statements contained in this report. Statements preceded by, followed by or that otherwise include the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions include, but are not limited to: various risks relating to the proposed Branch Sales and the completed OneMain Acquisition, including in respect of the satisfaction of conditions to the closing of the proposed Branch Sales; uncertainties as to the timing of the proposed Branch Sales; litigation relating to the transactions described in this report; the impact of such transactions on the Company’s or OneMain’s relationships with employees and third parties; the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks associated with the integration of the Company and OneMain; changes in general economic conditions, including the interest rate environment and the financial markets; levels of unemployment and personal bankruptcies; shifts in residential real estate values; shifts in collateral values, delinquencies, or credit losses; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods; war, acts of terrorism, riots, civil disruption, pandemics, or other events disrupting business or commerce; changes in the rate at which we can collect or potentially sell our finance receivables portfolio; the effectiveness of our credit risk scoring models; changes in our ability to attract and retain employees or key executives; changes in the competitive environment in which we operate; shifts in collateral values, delinquencies, or credit losses; changes in federal, state and local laws, regulations, or regulatory policies and practices; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans; the costs and effects of any litigation or governmental inquiries or investigations; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings; the potential for downgrade of our debt by rating agencies; and other risks described in the “Risk Factors” section of the Company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2015 and the Company’s other SEC filings, including its Form 10-Q for the period ended March 31, 2015, filed with the SEC prior to the date hereof. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. You should not rely on forward-looking statements as the sole basis upon which to make any investment decision.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEMAIN HOLDINGS, INC.
(Registrant)

Date:	November 17, 2015	By:	/s/ Scott T. Parker
Scott T. Parker
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Amendment, dated as of November 16, 2015, to the Restated Certificate of Incorporation of the Company
99.1	Press Release, dated November 13, 2015, announcing the DOJ Settlement Agreement and the Purchase Agreement
99.2	Press Release, dated November 16, 2015, announcing the Company Name Change